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                                                                   Exhibit 99.1




                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                  Contacts:
New York, N.Y. 10022                                        James N. Fernandez
                                                            (212) 230-5315
                                                            Mark L. Aaron
                                                            (212) 230-5301

             TIFFANY AND ABER DIAMOND CORPORATION MODIFY AGREEMENTS

New York, N.Y., December 6, 2004 - Tiffany & Co. ("Tiffany") (NYSE - TIF) announced today that it and Aber Diamond Corporation ("Aber") (TSX - ABZ; NASDAQ
- ABER) have agreed to increase the price at which Tiffany purchases diamonds from Aber to market value and to eliminate certain restrictions on the sale of Aber shares held by Tiffany.

Tiffany's holding in Aber consists of eight million shares, or 13.9% of Aber's outstanding common stock. The shares were acquired directly from Aber in 1999 through a Subscription Agreement.

For consideration to be paid by Tiffany, Aber has agreed to modify the Subscription Agreement in order to eliminate certain restrictions on Tiffany's right to sell the Aber common stock that Tiffany holds. This modification also ended Tiffany's right to representation on Aber's Board of Directors; as a result, James N. Fernandez, executive vice president and chief financial officer of Tiffany, has resigned as a director of Aber.

Aber holds a 40% stake in the Diavik Diamond Mine in Canada's Northwest Territories. Aber and Tiffany remain parties to a Diamond Supply Agreement, whereby Tiffany is obligated to purchase at least $50 million in value per year of rough diamonds that meet its quality requirements. The Diamond Supply Agreement will expire in 2013.

For consideration to be paid by Aber, Tiffany agreed to modify pricing provisions in the Diamond Supply Agreement so that Tiffany will no longer purchase at a discount. After offsetting Tiffany's payment obligation to Aber, Tiffany will receive a net payment of $5 million from Aber.


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As a result of the payment to be made by Aber, the change in the pricing provisions under the Diamond Supply Agreement is not expected to have a significant effect on Tiffany's gross margins. The two companies will continue to enjoy a mutually profitable commercial relationship.

Company Description

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. Founded in 1837, Tiffany now operates more than 150 TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. The Company's Specialty Retail operations include consolidated results from retail ventures operated by subsidiaries other than Tiffany under separate trademarks or trade names. Worldwide sales were $2.0 billion in 2003. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

THIS PRESS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE SET FORTH IN TIFFANY'S 2003 ANNUAL REPORT AND IN FORM 10-K, 10-Q AND 8-K REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

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